UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2022

Baudax Bio, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-39101	47-4639500
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.01	BXRX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On May 17, 2022, Baudax Bio, Inc., (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with institutional investors named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Offering”), 1,646,091 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and, in a concurrent private placement, warrants exercisable for up to an aggregate of 1,646,091 shares of Common Stock (the “Warrants,” and together with the Shares and the shares of Common Stock underlying the Warrants, the “Securities”) at a combined offering price of $1.215 per share and associated warrant. The Warrants have an exercise price of $1.09 per share. Each Warrant is exercisable for one share of Common Stock and will be exercisable immediately upon issuance. The Warrants will have a term of five years from the issuance date.

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. The closing of the Offering is expected to occur on or about May 19, 2022, subject to satisfaction of customary closing conditions. The Company is expected to receive gross proceeds of approximately $2.0 million in connection with the Offering, before deducting placement agent fees and related offering expenses.

As compensation to H.C. Wainwright & Co., LLC (the “Placement Agent”) as placement agent in connection with the Offering, the Company agreed to pay to the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds raised in the Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the Offering and certain expenses. The Company will also issue to designees of the Placement Agent warrants to purchase up to 6.0% of the aggregate number of shares of Common Stock sold in the transactions, or warrants to purchase up to 98,765 shares of Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Warrants, except that the Placement Agent Warrants have an exercise price equal to 125% of the offering price per share (or $1.5188 per share). The Placement Agent Warrants will expire on May 17, 2027.

The foregoing summaries of the Purchase Agreement, the Warrants and the Placement Agent Warrants do not purport to be complete and are subject to, and qualified in their entirety by, the forms of such documents attached as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K (the “Report”), which are incorporated herein by reference.

The Shares in the Offering were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-253117), which was filed with the Securities and Exchange Commission on February 16, 2021 and was declared effective by the Commission on September 2, 2021 (the “Registration Statement”). A copy of the opinion of Troutman Pepper Hamilton Sanders LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached as Exhibit 5.1 hereto.

Neither the issuance of the Warrants, the Placement Agent Warrants nor the shares of Common Stock issuable upon the exercise of the Warrants or the Placement Agent Warrants are registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The Warrants, the Placement Agent Warrant and the shares of Common Stock issuable upon the exercise of the Warrants and the Placement Agent Warrants will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Report on Form 8-K in relation to the Warrants, the Placement Agent Warrant and the shares of Common Stock issuable upon the exercise of the Warrants and the Placement Agent Warrants is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

4.1	Form of Warrant.

4.2	Form of Placement Agent Warrant.

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP.

10.1	Form of Securities Purchase Agreement.

23.1	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baudax Bio, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	President and Chief Executive Officer

Date: May 18, 2022